Exhibit 10.7



                                   November 14, 1997



Mr. Larry Salustro
(Home Address)


Dear Larry:

     This letter will confirm our offer of employment to you, with the specifics to be as follows:

     1) Position: Vice President, Legal, Regulatory and Governmental Affairs. You would report to me in my capacity as Chief Executive Officer of the Company. In addition, you would be expected to participate in a senior strategy group I have organized. The office of the Corporate Secretary and the Law department and Governmental Affairs department (federal, state & local) will report to you. Further, upon completion of existing cases, all future regulatory affairs (including matters before the FERC, DOE, PSCW and MPSC) will be your responsibility.

     2) Base Salary: Base salary will be payable to you at the rate of Two Hundred and Five Thousand Dollars
          ($205,000) per year, payable in accordance with the Company's regular payroll practices.

     3) Special Signing Bonus: In recognition of the financial detriment to you regarding termination from your present employment at this time, we will pay you a special signing bonus of Seventy-Five Thousand Dollars ($75,000) promptly after you report for work with us.

     4) Stock Based Incentives: You will receive a grant of a non-qualified stock option covering 40,000 shares of the common stock of Wisconsin Energy Corporation at an option price equal to 100% of the fair market value of the stock on the date of grant, promptly after you report for work with us. The option will vest or become exercisable by you 4 years from the date of grant, provided you then remain in our employ, or upon your earlier death or disability. You will also promptly after you report for work with us receive an award of restricted stock for 6,000 shares of the common stock of Wisconsin Energy Corporation. The restrictions on these shares will lapse 4 years from the date of the award, provided you then remain in our employ, or upon your earlier death or disability.

     5) Other Benefits: You will participate in the Wisconsin Energy Corporation Supplemental Executive Retirement Plan with respect to monthly benefits "A" and "B." Monthly benefit "A" is designed to make up for any limitations imposed on the amount of your accrued benefit under the Company's tax-qualified defined benefit plan (the "Retirement Account Plan") upon your retirement at or after age 60, because of benefit limits under Section 415 of the Internal Revenue Code or the limit on annual compensation imposed by Section 401(a)(17) of such Code. Monthly benefit "B" is a special supplemental pension benefit equal to a life annuity of 10% of your average total compensation during your highest 36 consecutive months, which will become available to you upon your retirement at or after age 60. You will also participate on a basis commensurate with other senior executives of the Company in any other employee benefits, perquisites, vacations plans, or executive short term and long term incentive compensation programs as may exist from time to time. Also, you will be entitled to participate in all applicable retirement and savings plans and all welfare benefit plans and practices which the Company makes available to its salaried employees generally. The Company requires an annual medical physical exam by a physician or clinic of your choice, at Company expense.

     6) Additional Pension Benefit: In addition, the Company will provide an additional pension benefit to you upon your retirement at or after age 60 (or prior to age 60 with the approval of the Chief Executive Officer of the Company and the Board of Directors of the Company). This additional pension benefit will be equal to the difference, if any, between (a) and (b) below, less the amount of the monthly vested retirement benefit payable to you at 65 or that would have been payable to you at that age from defined benefit plans of previous employers for periods of employment prior to your employment by the Company had you elected to receive your accrued benefits from such plans of such prior employers at age 65 (the "Reduction Amount"), where (a) and (b) are defined as follows:

          (a) equals the monthly retirement benefit that is payable from the Retirement Account Plan of the Company, plus the amounts of any actual "make whole" pension supplement due under the provisions of Section IX(1) and (2) of the Wisconsin Energy Corporation Executive Deferred Compensation Plan, plus any amount payable under monthly benefit "A" under Wisconsin Energy Corporation's Supplemental Executive Retirement Plan, and

          (b) equals the monthly retirement benefit that would have been payable from the Management Employees' Retirement Plan of the Company as in effect on December 31, 1995 (the "1995 Management Plan") had the defined benefit formula in effect on December 31, 1995 continued until your retirement, calculated without regard to any limitations imposed by Section 415 of the Internal Revenue Code or any limitation on annual compensation imposed by Section 401(a)(17) of such Code and under the assumptions that (i) your participation in the 1995 Management Plan had commenced on the first day of the month following your 25th birthday and continued uninterrupted thereafter,
               (ii) any deferrals of base salary you elected under the Wisconsin Energy Corporation Executive Deferred Compensation Plan were disregarded and instead included in your compensation base for calculating retirement income under the 1995 Management Plan, and (iii) the amount of any Performance Award, Incentive Award or Special Award, calculated at the time of its determination by the Board of Directors had also been included in your compensation base for calculating retirement income under the 1995 Management Plan.

          The Reduction Amount shall be converted into an actuarial equivalent of a life annuity form of payment payable at age 65 using the actuarial equivalency factors under the Retirement Account Plan of the Company, but shall be subtracted, without any further adjustment, from any additional pension benefit calculated as above set forth, whenever the same commences, whether before or after your 65th birthday. Further, the Reduction Amount applies to any additional pension benefit calculated as above set forth and expressed as a life annuity form of benefit and shall be made prior to the application of factors applicable for any other form of benefit available under the 1995 Management Plan (which forms shall be available to you). Prior to the date of your retirement, you will provide the Company with certified information regarding the Reduction Amount.

     7) Additional Preretirement Spouse's Benefit: Further in the event of your death while in the employ of the Company, the Company will pay to your surviving spouse (if any) a monthly benefit equal to the difference between (i) and (ii) below, but reduced as provided below to reflect the value of any vested defined benefit retirement benefits attributable to prior employment (the "Reduction Amount" as defined above), where (i) and (ii) are defined as follows:

          (i) equal the monthly spouse's benefit that is payable from the Retirement Account Plan of the Company, plus the amounts of any actual "make whole" spousal pension supplements due under the provisions of Sections IX(1) and (2) of the Wisconsin Energy Corporation Executive Deferred Compensation Plan, plus any amount payable under monthly benefit "A" under the Wisconsin Energy Corporation Supplemental Executive Retirement Plan, and

          (ii) equals the monthly spouse's benefit which would have been payable from the 1995 Management Plan had the defined benefit formula in effect on December 31, 1995 continued until your death, calculated on all the same assumptions as set forth in subsection (b) above.

          The Reduction Amount in the event the above surviving spouse benefit becomes payable is to be applied by reducing the monthly surviving spouse benefit calculated as above set forth by 1/2 of the dollar amount of the Reduction Amount that would have been offset in the event the additional pension benefit provisions of paragraph 6 (a) and (b) above were applicable.

     8)   Conditions of Payment Regarding Additional Pension
          Benefits: The additional pension benefits provided for in paragraphs 6 and 7 hereof shall be subject to and administered as if the same were payable directly from the 1995 Management Plan and all of the forms of payment available under the 1995 Management Plan shall be available to you. However, you may at the time of your retirement make a written request to the Board of Directors of the Company for a single lump sum payment of an amount equal to the then present value of all additional benefits accrued under paragraphs 6 and 7, calculated using (i) an interest rate equal to the 5-Year United States Treasury Note yield in effect on the last business day of the month prior to the payment (as reported in the Wall Street Journal or comparable publication), and (ii) the mortality tables then in use under the Retirement Account Plan of the Company. The Board of Directors of the Company, in its sole and absolute discretion, may grant or deny such request.

          Further, upon the occurrence of a "Change in Control" of the Wisconsin Energy Corporation (as defined in Exhibit A attached to and made a part of this letter), then notwithstanding any other provision hereof, the Company shall promptly pay to you or to anyone then receiving additional benefits under paragraphs 6 or 7 of this letter a single lump sum payment of an amount equal to the then present value of all such additional benefits accrued (whether or not in pay status and without regard to whether your employment is continuing), calculated using the same assumptions as set forth in the immediately preceding paragraph, with an interest rate to equal the 5-Year United States Treasury Note yield in effect on the last business day of the month prior to the date when the Change in Control occurred. If you continue in employment and the additional benefits provided for in this letter continue, appropriate provisions shall be made so that any subsequent payments under paragraphs 6 or 7 of this letter are reduced to reflect the value of such lump sum payment.

     9) Moving Expenses and Temporary Living Expenses: The Company will pay or reimburse you for your reasonable moving costs in accordance with standard Company policy. In addition, the Company will pay or reimburse you for your reasonable temporary living expenses in the Milwaukee area for a period of up to 120 days prior to your purchase of a residence here.

     All the benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

     Your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and, likewise, you may resign at any time and without notice.

     We anticipate that your staring date with us would be within 30 days. This offer supersedes all our prior discussions and will remain open until December 2, 1997.

     We look forward to hearing from you and hope that you will join us.

                                   Very truly yours,



                                   /s/Richard A. Abdoo
                                   -------------------------
                                   Richard A. Abdoo,
                                   Chairman of the Board and CEO

                           EXHIBIT A

                  Change in Control Definition


     For purposes of this Plan, a "Change in Control" with respect to Wisconsin Energy Corporation shall mean the occurrence of any of the following events, as a result of one transaction or a series of transactions:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its affiliates and any qualified or non-qualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under such act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;

     (b) individuals who constitute a majority of the Board immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election;

     (c) the Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination, less than 60% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company;

     (d) the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets not in the ordinary course of business to another person or entity; or

     (e) the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.

     These Change in Control provisions shall apply to successive
Changes in Control on an individual transaction basis.